EXHIBIT 10.1

CHAIRMAN COMPENSATION AGREEMENT

This CHAIRMAN COMPENSATION AGREEMENT (“Agreement”) is made effective as of January 1, 2007 (“Effective Date”) by and between Equity One, Inc, a Maryland corporation (the “Company”), and Chaim Katzman (“Chairman”), and replaces and supersedes in its entirety, effective January 1, 2007, that certain Amended and Restated Employment Agreement, dated as of July 26, 2002 and as Amended effective September 1, 2003, between the Company and the Chairman.

RECITALS

The Chairman is the founder of the Company and has acted as Chief Executive Officer and Chairman of the Company since its inception.

The Chairman has been employed by the Company pursuant to an employment agreement made effective as of January 1, 2002, which superseded an earlier employment agreement effective as of January 1, 1996.

The Company recognizes that the Chairman’s talents, abilities and stature in the industry are unique and have been, and in the future will be, integral to the success of the Company. The Company believes that it is valuable to the Company to retain the services of the Chairman and that the Chairman’s contribution to the growth of the Company in the future will be substantial. The Company desires to provide for the continued involvement of the Chairman on terms that will encourage the Chairman to continue to attempt to increase the value of the Company. The Chairman is willing to remain involved with the Company under the terms and conditions provided herein.

In order to effect the foregoing, the Company and the Chairman wish to enter into an Agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follow:

The Company desires to retain Chairman as of the Effective Date, on the terms and conditions set forth in this Agreement, and Chairman desires to be so involved with the Company.

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

AGREEMENT

1.  Arrangement. The Company hereby agrees to retain the services of Chairman and Chairman hereby agrees to be involved with the Company on the terms and conditions hereinafter set forth.

2.  Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through December 31, 2010. This Agreement and the Term automatically shall be renewed annually thereafter, unless either party gives the other party prior written notice at least six months before the expiration of the Term of that party’s intent not to renew this Agreement.

3.  Position and Duties.

(a)  Chairman; Chief Executive Officer. At all times during the Term, subject to Chairman’s election to the Board and as Chairman thereof, Chairman shall serve as the Chairman of the Board of Directors of the Company (“Board”) and shall report solely and directly to the Board. Until April 1, 2007, Chairman will also be the Chief Executive Officer of the Company unless otherwise mutually agreed by Chairman and the Board to resign as Chief Executive Officer prior to that date. At the time Chairman ceases to be the Chief Executive Officer, the new Chief Executive Officer shall report to the Chairman. In whatever position Chairman occupies during the Term (including, without limitation, Chairman and Chief Executive Officer), Chairman shall have those powers and duties normally associated with such position and such other powers and duties as the Board properly may prescribe, provided that such other powers and duties are consistent with Chairman’s position at that time.

(b)  Director. During the Term, the Company agrees to nominate Chairman as a member of the Board for each successive term and use reasonable good faith effort to cause Chairman to be elected as a member and Chairman of the Board, including, without limitation, recommending Chairman to be elected as a member of the Board in the proxy statement distributed to stockholders regarding the election of members of the Board.

(c)  Other Activities by Chairman. The Company recognizes that the Chairman presently is involved and may in the future be involved with other ventures and businesses to which the Chairman will devote, from time to time, his business time, attention, skill and efforts. It is understood and agreed that the Chairman may, directly or indirectly, engage in other businesses in the United States consistent with his duties as Chairman and as a Board member of the Company. Further, Chairman may, directly or indirectly, engage in any businesses, without limitation, outside the United States.

4.  Place of Performance. The Company agrees to provide the Chairman with the office he currently uses at the Company’s corporate headquarters in North Miami Beach, Florida. It is agreed that the Chairman may engage in reasonable activities unrelated to the Company at such office and utilize the resources of the Company in such activities, including the reasonable use of personnel, equipment and telephone system.

5.  Payments and Related Matters.

(a)  Bonus. For each calendar year during the Term commencing with calendar year 2007, Chairman shall be eligible to receive a bonus (the "Bonus") to be determined in the discretion of the Compensation Committee of the Board.

(b)  Long Term Incentive Compensation. On September 23, 2006, the Company issued to the Chairman, pursuant to the Company’s 2000 Executive Incentive Compensation Plan (the “Incentive Plan”), Options (as defined in the Incentive Plan) to acquire 437,317 shares of the Company’s capital stock, with an exercise price of $24.12 per share. The parties acknowledge that such options were granted as consideration to Chairman for his execution of this Agreement and vest in four equal installments on December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010. Each Option granted hereunder shall expire ten years from the date of the grant of such Option.

In addition, the Company agrees to issue to Chairman on the Effective Date, pursuant to the Incentive Plan, 300,000 shares of Restricted Stock (as defined in the Incentive Plan). The Restricted Stock shall vest in four equal installments on January 1, 2008, 2009 and 2010 and December 31, 2010. Chairman shall be entitled to receive dividends on the Restricted Stock, whether vested or not, and the Company shall cause any Restricted Stock award made under the Incentive Plan in satisfaction of the Company’s obligation hereunder to so provide.

(c)  Expenses. The Company shall reimburse Chairman for all reasonable expenses incurred by him in the discharge of his duties hereunder, including travel expenses, upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Any frequent flyer miles or points and similar benefits provided by hotels, credit card companies and others received by Chairman in connection with his business travel shall be retained by Chairman for his personal use.

(d)  Home Office. The Company shall provide, at the Company’s cost, Chairman with cellular telephones and, at Chairman’s home, with office furniture, business telephone lines and related telephone equipment, a computer and related peripherals, high speed Internet access, a copy machine, a facsimile machine and any other reasonably necessary office equipment. The parties recognize that the cellular telephones and at home office are necessary for Chairman to perform his duties hereunder. The Company recognizes and agrees that Chairman (and any one authorized by Chairman, including family members) shall be permitted to use the cellular telephones and at home office equipment and services for personal use at no cost to Chairman.

(e)  Registration. Any stock options, restricted stock or unrestricted stock awarded to Chairman in accordance with this Agreement shall relate to Shares covered by an effective registration statement on Form S-8 (or any successor or replacement form) under the Securities Act of 1933.

(f)  Register Existing Shares. If at any time during the term of this Agreement, the Company proposes to register any of its securities under the Securities Act of 1933, as amended, the Company shall give Chairman the right and opportunity to register, each time that the Company so proposes, any or all securities of the Company held by Chairman, including, any stock options and securities subject to such stock options. Nothing contained in this Agreement shall limit or modify any registration rights granted to Chairman by the Company pursuant to any other contract or arrangement.

6.  Termination. This Agreement may be terminated during the Term under the following circumstances:

(a)  Death. This Agreement shall terminate upon Chairman’s death.

(b)  Disability. If, as a result of Chairman’s incapacity due to physical or mental illness, Chairman shall have been substantially unable to perform his duties hereunder for an entire period in excess of one hundred twenty (120) days in any 12-month period, the Company shall have the right to terminate this Agreement as a result of Chairman’s “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c)  Without Cause. The Company shall have the right, subject to appropriate action of the Board, to terminate this Agreement for any reason or for no reason, which termination shall be deemed to be without Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. The Company shall not take action under this subsection (c) unless and until the Company has delivered to Chairman a copy of a resolution duly adopted by sixty-six and two-thirds (66-2/3) of the Board (excluding Chairman and any employee of the Company for purposes of determining such threshold) at a meeting of the Board called and held for such purpose, approving and authorizing such action.

(d)  Cause. The Company shall have the right, subject to appropriate action of the Board, to terminate this Agreement for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate this Agreement upon Chairman’s:

(i)  Breach of any material provisions of this Agreement;

(ii)  Conviction of a felony, capital crime or any crime involving moral turpitude, including but not limited to crimes involving illegal drugs or

(iii)  Willful misconduct that is materially economically injurious to the Company.

For purposes of this Section 6(d), no act, or failure to act, by Chairman shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company; provided, however, that the willful requirement outlined in paragraphs (iii) above shall be deemed to have occurred if Chairman’s action or non-action continues for more than ten (10) days after Chairman has received written notice of the inappropriate action or non-action. Failure to achieve performance goals, in and of itself, shall not be grounds for a termination for Cause.

Cause shall not exist under paragraph (i) or (iii) above unless and until the Company has delivered to Chairman a copy of a resolution duly adopted by sixty-six and two-thirds (66-2/3) of the Board (excluding Chairman and any employee of the Company for purposes of determining such threshold) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board, Chairman was guilty of the conduct set forth in paragraph (i) or (iii) and specifying the particulars thereof in detail. However, in the case of conduct described in paragraph (i), Cause will not be considered to exist unless Chairman is given 30 days from the date of such notice to cure such breach, or if the breach cannot be reasonably cured within such 30 day period, to commence to cure such breach, to the satisfaction of the Board, within such 30 day period. If Chairman has not cured such breach to the satisfaction of sixty-six and two-thirds (66-2/3) of the Board (excluding Chairman and any employee of the Company for purposes of determining such threshold) within 90 days after the date of such notice, the Company shall give notice of termination to the Chairman.

(e)  Following Change in Control. Chairman may terminate this Agreement for any reason, including death, Disability or Cause, within twelve (12) months after a Change in Control occurs. For purposes of this Agreement, such a termination is referred to as “Termination Following Change in Control.” For this purpose, a Change in Control means:

(i)  Consummation by the Company of (A) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, other than a reorganization, merger or consolidation or other transaction that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities that represent immediately after such transaction more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of the surviving company, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company;

(ii)  Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided (A) that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or (B) any individual appointed to the Board by the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)  The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of more than 26% of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (A) the Company or its subsidiaries, or (B) any person, entity or “group” that as of the Effective Date beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) a Controlling Interest of the Company or any affiliate of such person, entity or “group.”

Notwithstanding anything in (i), (ii) or (iii) above to the contrary, Chairman acknowledges and agrees that a Change of Control as defined above shall not be deemed to have occurred solely as a result of the direct or indirect sale by Chairman or his Affiliates (defined as any person that Chairman directly or indirectly controls) of their shares of the Company’s Common Stock unless (1) such sale was approved or recommended by a majority of the Incumbent Board (excluding Chairman and any employee of the Company), or (2) such sale was approved by a majority of the Company’s stockholders that are not affiliated directly or indirectly with Chairman or his Affiliates, or (3) the stockholders of the Company have the right to participate, generally, in such sale on the same terms and conditions as Chairman or his Affiliates.

(f)  Voluntary Termination Other Than Termination Following Change in Control. Chairman shall have the right to terminate this Agreement by providing the Company with a Notice of Termination, as provided in Section 7 below. If such termination occurs other than within 12 months Following a Change in Control of the Company, as defined in subsection (e) above, Chairman’s resulting termination shall be considered as other than Termination Following a Change in Control. Any termination pursuant to this paragraph shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(g)  Termination of Agreement for Good Reason. Chairman shall have the right to terminate this Agreement for Good Reason. For purposes of this Agreement, Good Reason means:

(i) the material breach by the Company of any of its agreements set forth herein and the failure of the Company to correct such breach within thirty (30) days after the receipt by the Company of written notice from Chairman specifying in reasonable detail the nature of such breach; or

(ii) subject to Section 3(b), failure to recommend to the Company’s stockholders Chairman’s election to the Board and as Chair or the failure of the Board to nominate or elect him as Chair.

(h) Termination by Company’s Shareholders. If the Chairman is removed from the Board, as provided in Section 5.8 of the Company’s charter (or under any similar future provision under the Company’s charter), then this Agreement shall immediately terminate. For purposes of Section 8 of this Agreement, termination pursuant to this subsection (h) shall be considered “Termination With Cause.”

7.  Termination Procedure.

(a)  Notice of Termination. Any termination of this Agreement by the Company or by Chairman during the Term, except termination due to Chairman’s death pursuant to Section 6(a), shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that states the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination under the provision so stated.

(b)  Date of Termination. “Date of Termination” shall mean (i) if this Agreement is terminated by his death, the date of his death, and (ii) if this Agreement is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

8.  Payments Upon Termination or During Disability. If Chairman is disabled or this Agreement is terminated during the Term, the Company shall provide Chairman with the payments and benefits set forth below:

(a)  Disability; Death. If this Agreement is terminated as a result of Chairman’s Disability pursuant to Section 6(b), or due to the Chairman’s death pursuant to Section 6(a):

(i)  the Company shall pay to Chairman or his estate, as the case may be, a lump sum payment as soon as, practicable following the Date of Termination equal to (A) his most recent Bonus, if any, plus (B) the income tax payable (computed on a gross-up basis) on account of any stock option or restricted stock referred to in clause (ii) below.

(ii)  all stock options and restricted stock granted to Chairman prior to the Date of Termination shall fully vest as of the Date of Termination;

(iii)  the Company shall reimburse Chairman, pursuant to Section 5(c) hereof, or his estate, as the case may be, for reasonable expenses incurred but not paid prior to such termination; and

(iv)  Chairman or his estate or named beneficiaries shall be entitled to any other rights, compensation and/or benefits as may be due to Chairman or his estate or named beneficiaries in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(b)  Termination by Company Without Cause or Termination Following Change in Control or Termination for Good Reason. If this Agreement is terminated by the Company without Cause or if the termination is a Termination Following a Change in Control, including as a result of the Chairman’s death or Disability but not if such termination is by the Company for Cause, or if Chairman terminates this Agreement for Good Reason:

(i)  the Company shall pay to Chairman as soon as practicable following the Date of Termination a lump-sum payment equal to three times the sum of (a) the most recent Bonus payment, if any, and (b) the value of 75,000 shares of restricted stock (valued in the case of Termination Without Cause or Termination for Good Reason at the average closing price of the Company's common stock on the principal stock exchanges on which such common stock is then listed and traded during the ten trading days prior to the Date of Termination and in the case of Termination Following Change in Control at the price of the Company's common stock on the date of the Change in Control) plus (c) the value at the Date of Termination of options to acquire 109,329 shares of Company common stock at $24.12 per share in accordance with the terms of the options referred to in Section 5(b) based on the Black Scholes formula.

(ii)  in the case of Termination by the Company without Cause or Termination for Good Reason, all stock options and restricted stock granted to Chairman prior to the Date of Termination shall fully vest as of the Date of Termination;

(iii)  in the case of Termination Following Change in Control, all stock options and restricted stock granted to Chairman prior to the Date of Termination shall fully vest at date of the Change in Control;

(iv)  the Company shall reimburse Chairman pursuant to Section 5(c) hereof, for reasonable expenses incurred but not paid prior to such termination; and

(v)  Chairman shall be entitled to any other rights, compensation and/or benefits as may be due to Chairman in accordance with the terms and provisions of any agreements, plans or programs of the Company;

(c)  Cause or By Chairman Other Than Termination Following Change in Control or Termination for Good Reason. If this Agreement is terminated by the Company for Cause or if Chairman terminates this Agreement other than Following a Change in Control.

(i)  the Company shall reimburse Chairman pursuant to Section 5(c) hereof, for reasonable expenses incurred, but not paid prior to such termination, unless such termination resulted from a misappropriation of Company funds;

(ii)  a portion of the number of shares of restricted stock and stock options that would have vested on December 31st of the year of termination shall vest on the date of termination in accordance with the following formula:

(A)  the number of shares and number of options that would have vested on December 31st of the year of termination, each multiplied by

(B)  a fraction the numerator of which is the number of days in the year of termination through the date of termination and the denominator of which is 365, with that product further multiplied by

(C)  Fifty percent (50%);

(iii)  all other unvested stock options and unvested restricted stock granted to Chairman shall be forfeited; and

(iv)  Chairman shall be entitled, to any other rights, compensation and/or benefits as may be due to Chairman in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(d)  Tax Payment by the Company.

(i)  If any amount or benefit paid or distributed to Chairman pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Chairman by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall pay to Chairman at the time specified below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by Chairman with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 8(d), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

(ii)  For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax: (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the date of the Change in Control or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the allocable "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(iii)  For purposes of determining the amount of the Tax Reimbursement Payment, Chairman shall be deemed to pay: (A) Federal income, social security, Medicare and other employment taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and (B) any applicable state and local income or other employment taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes that could be obtained by Chairman from the deduction of such state or local taxes if paid in such year.

(iv)  The Tax Reimbursement Payment (or portion thereof) provided for above shall be paid to Chairman not later than 10 business days following the payment of the Covered Payments.

(v)  If the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Chairman shall repay to the Company, at the time of such determination, the portion of the prior Tax Reimbursement Payment that would not have been paid if the reduced Excise Tax had been taken into account in initially calculating the Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(b) of the Code. Notwithstanding the foregoing, if any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Chairman, and interest payable to the Company shall not exceed interest received or credited to Chairman by such tax authority for the period it held such portion. Chairman and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Chairman's good faith claim for refund or credit is denied.

(vi)  If the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

(e)  Tax Compliance Delay in Payment. If the Company reasonably determines that any payment or benefit due under this Section 8, or any other amount that may become due to Chairman after termination of this Agreement, is subject to Section 409A of the Internal Revenue Code of 1986 (“Code”), as amended, and that Chairman is a “specified employee,” as defined in Code Section 409A, upon termination of this Agreement for any reason other than death, no amount may be paid to Chairman earlier than six months after the date of termination of this Agreement, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after termination of this Agreement, together with interest at the rate of five percent (5%) per annum beginning with the date one day after termination of this Agreement until the date of payment.

9.  Repayment. Chairman acknowledges and agrees that the bonuses and other incentive-based or equity-based compensation received by him from the Company with respect to and during the time of his service as Chief Executive Officer, and any profits realized from the sale of securities of the Company, are subject to the forfeiture requirements set forth in the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations, under the circumstances set forth therein. If any such forfeiture is required pursuant to the Sarbanes-Oxley Act of 2002 or other applicable law, rule or regulation, within thirty (30) days after notice thereof from the Company, Chairman shall pay to the Company the amount required to be forfeited.

10.  Chairman’s Successors. No rights or obligations of Chairman under this Agreement may be assigned or transferred by Chairman; provided however, that any cash payments payable to Chairman hereunder or any stock options or restricted stock may be assigned by Chairman to any third party, including transfer or by will or the laws of descent and distribution. Upon Chairman’s death, this Agreement and all rights of Chairman hereunder shall inure to the benefit of and be enforceable by Chairman’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Chairman’s interests under this Agreement. Chairman shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder at any time or following Chairman’s death by giving the Company written notice thereof. In the event of Chairman’s death or a judicial determination of his incompetence, references in this Agreement to Chairman shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Chairman should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Chairman, or otherwise to his legal representatives or estate.

11.  Notice. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

To the Company:	Equity One, Inc. 1600 NE Miami Gardens Drive Miami, Florida 33179 Attention: General Counsel
To Chairman:	Mr. Chaim Katzman Equity One, Inc. 1600 NE Miami Gardens Drive Miami, Florida 33179

or to such other address as any party may have furnished to the others in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (c) in the case of mailing, on the third business day following such mailing.

12.  Attorneys’ Fees. The Company shall reimburse Chairman for the reasonable attorneys’ fees and costs incurred by Chairman in connection with the review, negotiation and execution of this Agreement. If either party is required to seek legal counsel to enforce the terms and provisions of this Agreement, the prevailing party in any action shall be entitled to recover reasonable attorneys’ fees and costs (including on appeal).

13.  Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Chairman and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

14.  Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.  Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

17.  Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

18.  Noncontravention. The Company represents to Chairman that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than that which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement. Chairman represents to the Company that he is not a party to any agreement that would preclude him from entering into or performing this Agreement.

19.  Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

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The parties hereto have executed this Agreement effective as provided above.

EQUITY ONE, INC.

Date: October 17, 2006	By:	/s/ NEIL FLANZRAICH
Name Neil Flanzraich Title Chair, Compensation Committee of the Board of Directors of Equity One, Inc.

Date: October 17, 2006	/s/ CHAIM KATZMAN
Name Chaim Katzman